Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

                                            Exhibit 99.1

Release date:  April 18, 2013                   Contact:       Steven F. Nicola
                                  Chief Financial Officer, Secretary & Treasurer
                                  412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2013 SECOND QUARTER
•	SALES INCREASE OF 13.7% COMPARED TO A YEAR AGO
•	GAAP EARNINGS OF $0.51 PER SHARE; ADJUSTED EARNINGS OF $0.61 PER SHARE
•	DECLARES QUARTERLY DIVIDEND OF $0.10 PER SHARE
•	RE-AFFIRMS GUIDANCE FOR FISCAL 2013

PITTSBURGH, PA, APRIL 18, 2013 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended March 31, 2013.

The Company reported consolidated sales of $256.4 million for the fiscal 2013 second quarter, compared to $225.5 million a year ago, representing an increase of $30.9 million, or 13.7%.  The increase in consolidated sales for the fiscal 2013 second quarter resulted from higher sales in all of the Company’s segments, reflecting volume growth in several businesses and the benefit of recent acquisitions.

Net income attributable to the Company for the current quarter was $14.2 million, or $0.51 per share.  On a non-GAAP adjusted basis, earnings for the current quarter were $0.61 per share (a reconciliation of non-GAAP financial information is provided in the table below).  Earnings for the fiscal 2013 second quarter were impacted by unusual items which included costs in connection with the Company’s recent strategic initiatives (including the resolution of ERP implementation issues), an impairment of certain intangible assets, and a gain on the final settlement of an acquisition (net of related expenses).

Net income attributable to the Company was $15.3 million, or $0.54 per share, for the fiscal 2012 second quarter.  On a non-GAAP adjusted basis, earnings for the fiscal 2012 second quarter were $0.61 per share.

Matthews International Corporation                                                                                     2 of 5                                                      April 18, 2013

Consolidated sales for the six months ended March 31, 2013 were $482.0 million, compared to $442.8 million a year ago, representing an increase of $39.2 million, or 8.9%.  Net income attributable to the Company for the first six months of the current fiscal year was $22.4 million, or $0.81 per share.  On a non-GAAP adjusted basis, year-to-date earnings for the current year were $1.03 per share.

Net income attributable to the Company was $26.5 million, or $0.93 per share, for the first six months last fiscal year.  On a non-GAAP adjusted basis, year-to-date earnings were $1.08 per share a year ago.

For the Memorialization group, the Funeral Home Products segment reported higher sales for the fiscal 2013 second quarter, compared to a year ago, as a result of an increase in unit volume of caskets.  Sales for the Cemetery Products segment improved for the current quarter, primarily reflecting the acquisition of Everlasting Granite (acquired in May 2012).  The Cremation segment also reported an increase in sales for the current quarter primarily reflecting higher equipment sales.

For the Brand Solutions group, the Graphics Imaging segment reported higher sales for the fiscal 2013 second quarter, compared to the same quarter a year ago, resulting mainly from the acquisition of The Wetzel Group in November 2012.  Fiscal 2013 second quarter sales for Merchandising Solutions segment increased over last year on higher sales volume.  Sales for the Marking and Fulfillment Systems segment were also higher than a year ago mainly attributable to the acquisition of Pyramid Controls (December 2012).

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our consolidated results for the current quarter are very encouraging.  The key demographics for Memorialization favorably affected the results of this Group, particularly our Funeral Home Products segment as U.S. death rates returned to more normal trends.  In addition, our recent acquisitions have performed well and contributed to our second quarter operating results.  While operating results in several of our Brand Solutions businesses continued to be challenged by soft economic conditions, particularly in Europe, we recently have started to see evidence of some firming in many of these markets.

“Our strategic initiatives are progressing well.  We have a strategic sourcing project underway that should begin to generate cost savings by the end of this fiscal year.  In addition, we are currently initiating lean projects in several of our businesses, from which we are expecting to see the benefits next fiscal year.  Also, the recent ERP implementation issues within our Cemetery Products business are substantially behind us; however, we still have some work ahead of us to maximize the benefits of this system, including the launch of a new e-services capability for our customers.

Matthews International Corporation                                                                                       3 of 5                                                                April 18, 2013

“As we approach the $1 billion level in consolidated annual sales, these strategic initiatives are very important to achieving our next tier of long-term growth and we are confident in our ability to achieve these objectives.  We anticipate that the projects will continue to have implementation costs associated with them and we will identify these unusual costs as they are incurred.”

Mr. Bartolacci further stated:  “In November 2012, we provided guidance that adjusted (non-GAAP) earnings per share were projected to be in the range of $2.45 to $2.55 for fiscal 2013.  Based on our year-to-date fiscal 2013 operating results and our current forecasts, we are maintaining our projections at this time.”

*           *           *           *

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.10 per share on the Company’s common stock for the quarter ended March 31, 2013.  The dividend is payable May 13, 2013 to stockholders of record April 29, 2013.

*           *           *           *

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                       4 of 5                                                                April 18, 2013

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Sales	$256,390	$225,545	$481,999	$442,758
Cost of sales	(161,524)	(140,838)	(307,159)	(280,056)
Gross profit	94,866	84,707	174,840	162,702
Selling and administrative expenses	(69,796)	(59,420)	(133,271)	(118,490)
Operating profit	25,070	25,287	41,569	44,212
Other income (deductions), net	(3,511)	(2,122)	(7,630)	(3,593)
Income before income taxes	21,559	23,165	33,939	40,619
Income taxes	(7,504)	(7,973)	(11,881)	(14,007)
Net Income	14,055	15,192	22,058	26,612
Non-Controlling Interests	137	66	389	(69)
Net Income attributable to Matthews	$14,192	$15,258	$22,447	$26,543
Earnings per Share – Diluted	0.51	0.54	0.81	0.93

Matthews International Corporation                                                                                       5 of 5                                                                April 18, 2013

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,		Projected Fiscal 2013
	2013	2012	2013	2012
Earnings per share, as reported	$0.51	$0.54	$0.81	$0.93	$2.08 - $2.18
Pension and postretirement expense adjustment (1)	0.05	0.05	0.09	0.10	0.18
Strategic initiatives and other charges	0.06	0.01	0.09	0.03	0.14 - 0.16
Intangible asset impairment	0.04	--	0.04	--	0.04
ERP implementation costs	0.01	0.01	0.03	0.02	0.03
Acquisition-related items	(0.06)	--	(0.03)	--	(0.03)
Earnings per share, as adjusted	$0.61	$0.61	$1.03	$1.08	$2.45 - $2.55

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.